Exhibit 99.1

Central European Distribution Corporation Updates Guidance for Full Year 2009 and

Provides Guidance for Full Year 2010

Bala Cynwyd, Pennsylvania, October 12, 2009: Central European Distribution Corporation (Nasdaq – CEDC) today announced that it is revising full year 2009 net sales guidance from $1.55-$1.68 billion to $1.58 - $1.70 billion and full year comparable fully diluted earnings per share guidance from $2.40 - $2.65 to $2.35 - $2.50. The revised 2009 guidance takes into account the Company’s acquisition of additional equity interests in Parliament and the Russian Alcohol Group, which are being consolidated beginning at the end of the third quarter 2009, as well as dilution from the Company’s public offering of common stock in July and recent exchange rate movements. Management’s assumptions regarding the full year 2009 average exchange rates used in preparing this guidance have decreased from 3.20-3.30 PLN/USD to 3.10-3.20 PLN/USD and from 32.00-33.00 RUR/USD to 31.50-32.50 RUR/USD.

The Company also announced full year 2010 net sales guidance of $1.80-$2.00 billion and full year comparable fully diluted earnings per share guidance of $3.00-$3.15. This guidance takes into account expected issuances of common stock to Lion Capital LLP in the year 2010 in connection with the Company’s acquisition of additional equity interests in the Russian Alcohol Group from Lion, current exchange rates, as well as management’s expectations regarding underlying business performance, which includes management’s expectations regarding synergies from the integration of the Company’s Russian businesses in 2010.

William Carey, President and CEO, commented: “The Company has continued to focus on its key objectives of increasing margins, gaining market share as well as improving working capital to continue to reduce our financial leverage. We believe that with the addition of two new lower mainstream brands that we are launching this quarter to our already leading portfolio in Russia, we are well positioned for a strong year in 2010.”

Mr. Carey continued: “We expect that the Company should continue to see further improvements in its gross and operating margins in 2010, which we estimate should be in the range of approximately 200 basis points. This improvement would highlight the Company’s continued drive to optimize is operating efficiency and product mix. With our recent acquisition of the remaining outstanding minority equity interests in Parliament, we are starting to move forward on our plans for integrating certain segments of our Russian business in the first quarter of 2010. We have been encouraged that we have seen our markets stabilize over the summer and expect an uptick in consumer demand as we head into our peak sales period and into the year 2010.”

CEDC has reported net income and fully diluted net income per share guidance on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading sub-premium vodka in Russia.

CEDC also has an equity stake in the Russian Alcohol Group which produces Green Mark, the number one selling vodka in Russia along with Zhuravli, another top-selling sub-premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Hennessey, Moet & Chandon and Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding exchange rate assumptions, future issuances of common stock and expectations regarding business performance (including gross and operating margins) and potential synergies that could be realized in the integration of CEDC’s Russian businesses. Forward looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2008, including statements made under the captions “Item 1A. Risks Relating to Our Business”, its Current Report on Form 8-K filed on July 13, 2009 and in other documents filed by CEDC with the Securities and Exchange Commission and risks arising from current credit market and economic conditions globally and in the markets in which we operate.

Contact:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

Full Year Guidance, 12 Months Ending December 31,	2009	2010
Range for GAAP Fully Diluted Earnings per Share	$3.88	$2.67
	$4.02	$2.81
A. Range for GAAP Fully Diluted Earnings per Share with adjusted share count	$4.18	$2.70
	$4.33	$2.85
B. Foreign exchange impact related to USD and EUR denominated financing	$1.04	$0.00
C. Gain on revaluation of equity stake in RAG, net of goodwill and brand impairment charges	($3.09)	$0.00
D. Adjustment to reflect RAG acquisition at 42% ownership	$0.03	$0.26
E. Other acquisition related costs	$0.13	$0.00
F. Impact of adoption of ABP14	$0.05	$0.04
G. Other non-recurring costs	$0.01	$0.00
H. Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.35	$3.00
	$2.50	$3.15

A.	GAAP fully diluted EPS is calculated based on the forecasted GAAP earnings divided by share counts of 56.7 million weighted average number of shares outstanding for the year ended December 31, 2009, and 61.4 million weighted average number of shares outstanding for the year ended December 31, 2010. GAAP fully diluted EPS with adjusted share count is calculated based on the forecasted GAAP earnings divided by adjusted share counts of 52.7 million weighted average number of shares outstanding for the year ended December 31, 2009, and 60.6 million weighted average number of shares outstanding for the year ended December 31, 2010. Both adjusted share counts exclude the impact of 4 million shares to be issued to Lion Capital in 2009 and .0751 million shares to be issued to Lion Capital in 2010 in connection with CEDC’s acquisition of Lion Capital’s remaining equity interests in RAG. These shares had not been issued yet during the respective periods, and this treatment is consistent with the increase of minority impact referred to in item C below.
B.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR financing (debt as well as the convertible note which was purchased from RAG during the 2nd quarter 2009) as a majority of these borrowings have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. Also included is the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of our equity method investments ( Russian Alcohol Group and the MHWH JV) as these entities have the Russian Ruble as their functional currency. The amount has been adjusted to reflect only the CEDC portion of foreign exchange gains or losses of the Russian Alcohol Group and does not include the portion attributable to the minority shareholders. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.
C.	As a result of the change in accounting treatment of the investment in the Russian Alcohol Group during the second quarter of 2009 from equity accounting to consolidation, CEDC was required to revalue the equity investment to market value at the time of conversion. This amount was then netted with an impairment charge for RAG goodwill.
D.

The Company has recorded deferred payments to Lion in connection with the RAG acquisition on the balance sheet at fair value and amortizes this discount as a non cash amortization expense over the payment period and records its investment in RAG as if it owned Lion’s shares. This adjustment eliminates the non-cash amortization and increases the minority interest for the net profit attributable to the shares held by Lion Capital to reflect CEDC results as if it owned 52% of RAG without amortization of the deferred payments to Lion.

E.	Represents other miscellaneous costs, directly related to acquisition costs related to the Parliament acquisition in 2008 and RAG in 2009.
F.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
G.	On June 30, 2008, CEDC terminated operations of the German import business acquired as part of the Parliament acquisition and in July 2008, moved all German import operations to a 3rd party importer. The $1.461 million represents the net loss incurred by the discontinued operation for the 3 months ended June 30, 2008. For 2009 the amount represents one off tax charges related to a tax inspection for the period prior to the investment in 2008.
H.	Comparable non-GAAP fully diluted EPS is calculated, as discussed in item A above, based on adjusted share counts of 52.7 million weighted average number of shares outstanding for the year ended December 31, 2009, and 60.6 million weighted average number of shares outstanding for the year ended December 31, 2010. Both adjusted share counts exclude the impact of 4 million shares to be issued to Lion Capital in 2009 and .0751 million shares to be issued to Lion Capital in 2010 in connection with CEDC’s acquisition of Lion Capital’s remaining equity interests in RAG. These shares had not been issued yet during the respective periods, and this treatment is consistent with the increase of minority impact referred to in item C above.

Media Contact: In the U.S., Jim Archbold, Investor Relations Officer, +1-610-660-7817, or In Europe, Anna Zaluska, Corporate PR Manager, +48-22-456-6001, both of Central European Distribution Corporation